Exhibit 99.1

PRESS RELEASE

May 2, 2006

FOR IMMEDIATE RELEASE

Investor Contact:

Peter Mainz

Chief Financial Officer

Sensus Metering Systems

919-845-4017

Peter.Mainz@sensus.com

Sensus Metering Systems Announces Record Revenues for Fiscal Quarter and Year Ended March 31, 2006

RALEIGH, NORTH CAROLINA - Sensus Metering Systems (Bermuda 2) Ltd. will report record revenues of approximately $178 million (unaudited) and approximately $614 million (unaudited), respectively, for the fourth quarter and full year ended March 31, 2006. Revenue for the fourth quarter is a 9% increase over prior year and sales for the full year grew 8% over last fiscal year. The company continues to generate positive cash flow and ended the year with cash balances in excess of $50 million (unaudited) after having made additional accelerated debt payments of $10 million in the fiscal quarter ended March 31, 2006. The company is in the process of approaching its lenders to request modification of its interest rates on its senior credit facilities. The Sensus Metering Systems (Bermuda 2) Ltd. Form 10-K is expected to be available on or about June 15, 2006.

ABOUT SENSUS METERING SYSTEMS

The Sensus Metering Systems companies are leading world-class providers of high-value metering and Automatic Meter Reading (AMR) solutions for water, gas, electric, and heat utilities as well as sub-metering entities worldwide. Additional linked businesses include Smith-Blair, Inc. a leading provider of pipe clamp & coupling products for the water, gas, and industrial markets; and Sensus Precision Die Casting a producer of complex, high quality die castings. For more information, please visit the company’s web site at www.sensus.com.